Exhibit 1

DuPont Rhetoric vs. Reality April 2 4 , 2015 © 2 015 T ri a n Fund M anag e men t , L. P . A ll rights rese r v ed.

TRIAN PARTNERS

# Disclosure Statement And Disclaimers

Additional Information

Trian Fund Management, L.P. ("Trian") and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, "Trian Partners") together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the "SEC") on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the "Company"), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2015 Annual Meeting"). Information relating to the participants in such proxy solicitation (the "Participants") has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners' definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC's website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian's proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com

General Considerations

This presentation is for general informational purposes only, is not complete and does not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in this presentation represent the opinions of Trian Partners, and are based on publicly available information with respect to the Company and the other companies referred to herein. Trian Partners recognizes that there may be confidential information in the possession of the companies discussed in this presentation that could lead such companies to disagree with Trian Partners' conclusions. Certain financial information and data used herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third party reports. Trian Partners currently beneficially owns shares of the Company.

Trian Partners has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Trian Partners does not endorse third-party estimates or research which are used in this presentation solely for illustrative purposes. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate. Past performance is not an indication of future results.

Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party, SEC or other regulatory filing or third party report. Unless otherwise indicated, the figures presented in this presentation, including return on invested capital ("ROIC") and investment values have not been calculated using generally accepted accounting principles ("GAAP") and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected in this presentation will be realized. This is not meant to be, nor is it, a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security.

Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the data, information or opinions contained in this presentation.

**Note: Disclosure Statement and Disclaimers are continued on the next page**

DUPONT CAN BE GREAT

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TRIAN PARTNERS

# Disclosure Statement And Disclaimers (cont'd)

Forward-Looking Statements

This presentation contains forward-looking statements. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this presentation that are not historical facts are based on current expectations, speak only as of the date of this presentation and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this presentation, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the projected results or forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this presentation, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this presentation to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Not An Offer to Sell or a Solicitation of an Offer to Buy

Under no circumstances is this presentation intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. Funds managed by Trian are in the business of trading -- buying and selling -- securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares. Consequently, Trian Partners' beneficial ownership of shares of, and/or economic interest in, the Company's common stock may vary over time depending on various factors, with or without regard to Trian Partners' views of the Company's business, prospects or valuation (including the market price of the Company's common stock), including without limitation, other investment opportunities available to Trian Partners, concentration of positions in the portfolios managed by Trian, conditions in the securities markets and general economic and industry conditions. Trian Partners also reserves the right to change its intentions with respect to its investments in the Company and take any actions with respect to investments in the Company as it may deem appropriate.

Concerning Intellectual Property

All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of their respective owners, and Trian Partners' use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names.

DUPONT CAN BE GREAT

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“ [My] third operating priority is simply execution. I use data to drive decisions, I set clear targets, in an effort to monitor progress and hold people accountable. I set the competitive benchmarks, and I continuously raise the bar. ” – Ellen Kullman , CEO, May 2, 2013 Investor Day DUPONT RHETORIC THE REALITY Despite management’s insistence at its 2013 Investor Day that it “continuously raise[s] the bar,” on that same day, DuPont lowered long - term targets for six of its seven businesses. Worse yet, DuPont suggested these changes were due to a change in accounting methodology. Management finally admitted that it had indeed lowered margin targets but only after research analysts probed during the Q&A session. 1 While DuPont has continually missed its rolling long - term targets announced in December 2010 (7% revenue growth and 12% earnings growth ), 2 until recently, the Board has not reduced management compensation despite this poor performance. 3 In fact, in 2013, management was paid outsized long - term compensation (on average, 113% of the target amount under the plan) even though DuPont’s total shareholder return (a key metric for determining the payout) that year was in the 25 th percentile of DuPont’s identified peers. Moreover, in 2012 and 2013, when DuPont had adjusted earnings per share (EPS) growth of - 6% and 3%, each of which was significantly below its long - term target of 12% EPS growth, DuPont still paid management cash bonuses at approximately 90 % of the target for such compensation. 4 These “crony” compensation practices continue to persist. Most recently, with respect to 2014 performance, the Board’s Human Resources and Compensation Committee acknowledged poor operating performance as it exercised “negative discretion” and gave management a 0% payout factor for “corporate performance” under DuPont’s short - term incentive program. However, the Human Resources and Compensation Committee still found a way to pay management by giving an 80 - 100% payout factor for “individual performance.” 5 How can it be that the Company is doing poorly operationally but management as individuals are each doing great ? 4

“ [ Trian has a] high - risk, value - destructive agenda to break up and add excessive debt to [the] Company. ” – April 16, 2015 Letter to Shareholders DUPONT RHETORIC THE REALITY Despite DuPont’s allegations, with an investment of approximately $ 1.7 billion in DuPont, Trian is not wedded to any specific strategic and operating initiatives – other than achieving best - in - class operating performance (organic revenue growth and margins) – much less initiatives that are high - risk and value destructive. Our focus is on enhancing the long - term value of DuPont for the benefit of all stockholders by improving operating performance and capital allocation. If DuPont management can implement a plan that would retain DuPont’s conglomerate structure and provide better stockholder returns than would be generated if certain DuPont businesses were operated independently, Trian would be supportive of such a plan. Moreover, Trian’s operating and strategic initiatives assume that DuPont will maintain a high - quality credit rating (investment grade). In contrast, DuPont is putting Chemours , which will be owned by DuPont’s shareholders after the spin - off, into “junk” territory! 6 5

“ [DuPont’s] Board and management team have a proven track record of success . ” – March 23, 2015 Letter to Shareholders DUPONT RHETORIC THE REALITY DuPont has not been successful in meeting either its short - term EPS goals or its long - term targets. DuPont has repeatedly failed to meet its own guidance, missing / lowering guidance in each of the last three years. Furthermore, EPS in each of 2012, 2013, and 2014 was below EPS in 2011 and, according to DuPont’s own guidance, 2015 EPS will also be below 2011. 7 Long - term performance has also been lackluster. DuPont’s EPS growth has not met its long - term growth goal of 12% since 2011. EPS has trailed peers’ over almost any time frame, including the last 3 years (since 2011), over the last cycle (since 2007), over the last decade, and over the last 20 years. 8 Moreover , organic growth has drastically underperformed long - term targets in six of seven segments during CEO Ellen Kullman’s tenure, and has trailed peers’ in five of seven segments. Margins have underperformed as well, and are significantly below peers’ in five of its seven operating segments. 9 DuPont reported yet another disappointing quarter on April 21, 2015. Sales and earnings were down and management guided to the low end of its projected 2015 earnings range. 10 6

DuPont implies that its stock price increased due to its performance: “ [t]he evidence of DuPont’s performance and actions is reflected in DuPont’s continued TSR outperformance under the current management. ” – “Important Facts for DuPont Shareholders” Presentation, February 2015 DUPONT RHETORIC THE REALITY In our opinion, DuPont’s total shareholder return (TSR) does not reflect improvements in fundamentals. Sooner or later, stocks always end up trading based on earnings performance. Unfortunately, DuPont’s 2015 EPS is projected to be below 2011 EPS for the fourth year in a row. 11 We believe that DuPont’s improved stock price reflects Trian’s positive influence on the management of DuPont and macro - economic events. Since January 1, 2009 (the date DuPont’s CEO took office), DuPont’s stock has posted its best share price performance (relative to the S&P 500) on ( i ) the date in September 2014 when Trian’s White Paper was released and (ii) the date in July 2013 on which Trian’s investment in DuPont was disclosed publicly . By contrast, over the same period, DuPont’s share price has declined by an aggregate of $12 on the trading day following all earnings events (quarterly earnings, setting of guidance, changes to guidance, pre - announcements) during the current management’s tenure. 12 7

“ [ O]ur five year, long - term rolling growth targets of 7 percent revenue growth and 12 percent operating earnings growth, . . . announced . . .[in December 2010] . . . are both appropriate and achievable. We fully endorse management’s plan to achieve them and are encouraged by progress against them . ” – March 5, 2014 Letter from Alexander Cutler, DuPont’s Lead Director, to Trian DUPONT RHETORIC THE REALITY Less than four months after Mr. Cutler expressed his confidence in management, DuPont lowered its EPS guidance for 2014, resulting in the Company missing earnings guidance for the third consecutive year. 13 Because DuPont announced it would miss guidance for the third year in a row, we proposed that a Trian Principal , Ed Garden, be added to the Board. In return, we pledged to work constructively, from a minority position, to help increase value with the power of our argument. That proposal was flatly rejected by the Board in August 2014. DuPont management is currently projecting 2015 EPS will be at the low end of the range of $4.00 - $4.20. However, if DuPont had achieved its five - year, long - term rolling 12% operating earnings growth targets announced in December 2010, it would be on track to deliver $6.45 of EPS in 2015. 14 If DuPont had achieved its targets, 2015 earnings would be over 60% higher than DuPont’s latest guidance. 15 8

TRIAN PARTNERS

# DUPONT RHETORIC

DuPont recently asserted that its M&A strategy has enhanced value, saying: [m]anagement is "building a higher growth, higher value DuPont… [by] acquir[ing] higher growth, higher value businesses like Danisco…[and divesting] more commoditized and cyclical businesses such as Performance Coatings."

– *March 23, 2015 Letter to Shareholders*

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# THE REALITY

In our view, DuPont's M&A strategy has destroyed value for DuPont stockholders and illustrates that businesses are less profitable when operated inside DuPont than when operated independently.

*Disaster at Danisco:* In June 2011, DuPont completed its $7 billion acquisition of Danisco, a Danish food ingredient and enzyme maker. DuPont expected improvements in Danisco's organic revenue growth and in its margins in 2012 and beyond.[16] However, these improvements have failed to materialize:

- *Organic growth has deteriorated substantially*: Organic revenue growth has averaged a meager 3.1%[17] since completion of the acquisition, significantly below Danisco's historical long-term organic growth rate (5.2%),[18] DuPont's long-term target for the segment (8-10%),[19] and DuPont's long-term revenue growth goal for the entire Company (7%).
- *Margins have fallen by ~33% inside the DuPont conglomerate:* Danisco's EBIT margins have fallen from 13.8% in 2010 to 9.3% in 2014.[20]

*Costly Sale of Performance Coatings:* In August 2012, DuPont announced the sale of Performance Coatings to private equity owners, for which DuPont received after-tax cash proceeds of approximately $4.2 billion.[21] DuPont claimed this was consistent with the "higher growth, higher value strategy," as it continued to shift its "sales mix towards higher-growth businesses."[22] However, since the divestiture, the Performance Coatings business (now named Axalta) has performed significantly better as a standalone entity than it performed as part of DuPont.

- At the time of divesture, DuPont reported that Performance Coatings generated $339 million[23] of EBITDA in 2011; under new ownership, the same business generated $568 million of EBITDA in 2011 and $851 million of EBITDA in 2014.[24]
- Performance Coatings is now viewed as a specialty business and Axalta currently trades at a higher multiple in the public markets than DuPont (~29.6x 2015 P/E for Axalta vs. 17.7x for DuPont),[25] despite DuPont's claims that this transaction contributed to "higher value."

In April 2015, Berkshire Hathaway announced plans to acquire an 8.7% stake in Axalta for $560 million. **Axalta's enterprise value today is approximately $10.6 billion,[26] illustrating a more than a $6 billion transfer of wealth from DuPont stockholders to Axalta's private equity owners.**

DUPONT CAN BE GREAT

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DuPont recently asserted it will cut $1.3 billion of excess costs by the end of 2017. DuPont said: “ [w]e have significantly improved efficiency and reduced costs, and the separation of Chemours will allow us to take this process further. We expect annual run - rate savings of $1 billion by the end of 2015, and $1.3 billion by the end of 2017 . ” – March 23, 2015 Letter to Shareholders DUPONT RHETORIC THE REALITY Although DuPont talks about efficiency and reduced costs, it has lower margins than its peers in five of seven segments. Moreover, DuPont acknowledges its costs are too high and touts its plans to achieve $1.3 billion of cost reductions. However, $375 million of the purported cost savings is simply a transfer of costs to Chemours , the new entity that stockholders will own once the spin - off is completed in mid - 2015. 10

“ Returning capital to shareholders has always been a priority at DuPont . ” – March 23, 2015 Letter to Shareholders DUPONT RHETORIC DuPont did not become focused on returning capital to stockholders until after Trian invested nearly two years ago . • Dividend growth has been anemic : During Ms. Kullman’s tenure, DuPont’s dividend has only grown 12% in total, materially below the dividend growth rates of both proxy peers and diversified chemical and industrial peers (66% and 117%, respectively ). 27 • Poor use of proceeds from divestitures: Only $1 billion of $4 billion in proceeds from the sale of Performance Coatings was used to repurchase stock, resulting in $0.27/share of additional dilution. 28 • Lack of urgency on announced share repurchase programs : DuPont has not provided any timetable for the completion of its current $5 billion buyback program announced in January 2014. The previous share buyback program – a $2 billion authorization announced in 2001 – took over 10 years to complete. 29 • Less capital returned than peers : During Ms. Kullman’s tenure, DuPont has returned only 62% of free cash flow and proceeds from divestitures to stockholders compared to 91% for the proxy peer group. 30 • Outstanding shares have increased : During current management’s tenure, the number of outstanding shares has increased. 31 11 THE REALITY

“ Please note that voting a “gold” proxy card for any reason will not count as a vote in support of DuPont’s Board... ” – April 16, 2015 Letter to Shareholders DUPONT RHETORIC THE REALITY Stockholders can vote for up to eight of DuPont’s incumbent board members using Trian’s GOLD proxy card. Unfortunately, DuPont’s Board unanimously rejected 32 best - in - class corporate governance and shareholder democracy by objecting to Trian’s proposal to allow for the use of a universal proxy card. This would have allowed stockholders to choose the best among all candidates (rather than between two slates of candidates) without physically attending the Annual Meeting. 12

1. For additional information, please refer to page 36 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com . 2. Source : Presentations and transcripts from December 9, 2010 Investor Day and several other investor events. 3. For additional information, please refer to page 28 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015, and refer to page 87 of Trian’s White Paper, which was filed with the SEC on February 17, 2015. Both of these presentations are available at www.DuPontCanBeGreat.com . 4. For additional information, please refer to page 88 of Trian’s White Paper, which was filed with the SEC on February 17, 2015 and is available at www.DupontCanBeGreat.com . 5. Source : 2015 DuPont proxy statement. 6. Source : January 27, 2015 earnings transcript. DuPont is currently guiding that Chemours will be rated BB. 7. Source : DuPont SEC filings, earnings transcripts. 2011 EPS comparable to current non - GAAP EPS was $4.32. Operating EPS in 2012, 2013, and 2014 was $3.77, $3.88, and $4.01, respectively. As per April 21, 2015 earning conference call, Operating EPS expected “to be at the low end of [DuPont’s] previously communicated ra nge of $4.00 to $4.20. 8. For additional information, please refer to pages 15 and 16 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com . 9. For additional information, please refer to pages 19 and 20 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com . In regards to organic growth underperforming long - term targets in six out of seven segments, Electronics and Communications has also underperformed its long - term target from 2009 - 2014 (not shown on above mentioned pages). Source: SEC filings and DuPont May 2, 2013 Investor Day. 10. Source : Company Q1 2015 earnings release, April 21, 2015. 11. Please refer to footnote 7 above. 12. For additional information, please refer to pages 61, 62, and 63 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com . These pages detail a $10 share decline on the trading day following all earnings events from January 2009 through January 2015, exc lud ing the Q4 2008 announcement as the CEO did not oversee that period. In addition to the events detailed on these pages, the DuPont share pric e d eclined by $2.15 on April 21, 2015 (the day on which DuPont reported Q1 2015 earnings), thereby making the total share price decline equal to more than $12 on the trading day following eac h of the 32 identified earnings events. 13. Guidance for 2014 was lowered on June 26, 2014 earnings call. For more detail on DuPont’s three years of missed guidance, please refer to page 49 of Trian’s White Paper, which was filed with the SEC on February 17, 2015 and is available at www.DupontCanBeGreat.com . 14. Source : SEC filings and E.I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES NON - GAAP RECONCILIATIONS: 2008 - 2014 (UNAUDIT ED). $6.45 figure is calculated by adjusting 2010 non - GAAP EPS for non - operating pension and OPEB to conform to DuPont’s current reporting methodology and assuming EPS grows at a 12% compounded annual growth rate ( CAGR) per DuPont’s long - term guidance. 15. Assumes $4.00 Operating EPS target in 2015, based on guidance communicated on April 21, 2015 conference call that Operating EPS expec ted “to be at the low end of [DuPont’s] previously communicated range of $4.00 to $4.20”. 16. Source : January 10, 2011 Company conference call. 17. Source : DuPont SEC filings. Revenue growth from Q2 2012 - Q4 2014 at Nutrition and Industrial Biosciences segments (the DuPont segments that almost exclusively contain the Danisco businesses ). 18. Source : SEC filings. Danisco historical growth rate represents organic growth from FY2005 - 2010. Fiscal year 2006 growth measures only ingredients growth and Fiscal Year 2007 growth excludes flavours growth (as Danisco sold that business before DuPont acquired Danisco ). 19. Source : DuPont’s 2011 Investor Day. 2011 long - term targets weighted by 2011 sales of Nutrition and Health and Industrial Biosciences. 20. For additional information, please refer to page 25 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com . 21. Source : 2013 DuPont Form 10 - K. 22. Source : 8/30/2012 DuPont Performance Coating divestment call transcript. 23. Source : DuPont and Axalta SEC filings. Coatings adjusted pre - tax operating income (PTOI) plus depreciation expense less an allocation of unallocated corporate costs plus an add back for non - cash items and certain pension expense in - line with Axalta’s current addbacks to make it comparable to Axalta’s figures. Assigns unallocated corporate expense at ~2% of sales (DuPont’s FY2011 unallocated corporate expense and Other as a percentage of FY2011 segment sales) to make margins comparable. 24. Source : Axalta SEC filings. Represents Axalta’s adjusted operating income plus depreciation & amortization expense for 2011 and 2014 . Metric differs slightly from Axalta’s adjusted EBITDA (as reported ) as it excludes other expense (income) and dividend to non - controlling interest to make EBITDA comparable to DuPont figures. 25. Source : Bloomberg as of April 23, 2015. 26. Source : Bloomberg as of April 23, 2015. 27. Source : SEC filings. All calculations represent 2008 - 2014 dividend growth. Calculated based on dividends declared in a given calendar year. “Proxy peers” refer to proxy peers disclosed in DuPont’s proxy statement . “ Diversified chemical and industrial peers” refers to the set of companies which Trian believes is more comparable to DuPont which includes FMC, EMN, DHR, BASF, DOV , ETN, EMR, UTX, HON, DOW, MMM, IR, and GE. 28. Trian calculates that the sale of Performance Coatings would have resulted in $0.27/share less dilution if DuPont had used the addi tio nal $3bn in sale proceeds to repurchase stock at the average 2012 share price. 29. Source : Company SEC filings. The final purchase under the 2001 share buyback program was completed in the first half of 2012. 30. Source : SEC filings and Bloomberg. Evaluates dividend and share repurchases over free cash flow plus proceeds from divestitures fro m 2 009 - 2014. “Proxy peers” refer to proxy peers disclosed in DuPont’s proxy statement. 31. Source : Shares outstanding as disclosed in Company’s Form 10 - K in 2008 and 2014. 32. DuPont letter to Trian dated March 3, 2015, which was filed with the SEC on March 3, 2015 . Notes 13